As filed with the Securities and Exchange Commission on July 17, 2026

Registration Statement No. 333-171779

Registration Statement No. 333-214958

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-171779

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-214958

UNDER THE SECURITIES ACT OF 1933

GOLD RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	84-1473173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7887 East Belleview Avenue, Suite 1100

Denver, Colorado 80111

(Address of Principal Executive Offices) (Zip Code)

AMENDED AND RESTATED NON-QUALIFIED STOCK OPTION AND STOCK GRANT PLAN

GOLD RESOURCE CORPORATION 2016 STOCK INCENTIVE PLAN

(Full title of the plan)

Allen Palmiere

Chief Executive Officer

7887 East Belleview Avenue, Suite 1100

Denver, CO 80111

(303) 320-7708

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

These post-effective amendment (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), previously filed by Gold Resource Corporation, a Colorado corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-171779, filed with the SEC on January 20, 2011, as amended, for the offering of up to 9,047,996 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s Amended and Restated Non-Qualified Stock Option and Stock Grant Plan; and

•	Registration Statement No. 333-214958, filed with the SEC on December 7, 2016, for the offering of up to 5,000,000 shares of Common Stock pursuant to the Company’s 2016 Equity Incentive Plan.

On July 17, 2026, pursuant to the Arrangement Agreement and Plan of Merger, dated January 25, 2026 and amended on May 15, 2026, by and among the Company, Goldgroup Mining Inc., a corporation incorporated under the laws of the province of British Columbia (“Goldgroup”), and Goldgroup Merger Sub Inc., a Colorado corporation and wholly owned subsidiary of Goldgroup (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Goldgroup.

The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 17, 2026. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

GOLD RESOURCE CORPORATION

By:	/s/ Allen Palmiere
Name:	Allen Palmiere
Title:	Chief Executive Officer